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FORM 3



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


     Farmer, Sr.                      Forest                J.
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   (Last)                            (First)              (Middle)

     c/o American Axle & Manufacturing, Inc. Legal Department
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                                    (Street)

     1840 Holbrook Avenue
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   (City)                            (State)                (Zip)

     Detroit                            MI                  48212
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2.   Date of Event Requiring Statement (Month/Day/Year)

     4/21/99
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Symbol: AXL American Axle & Manufacturing Holdings, Inc.
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

No securities owned.                     -0-                         N/A
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


Reminder: Report on aseperate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

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          PATRICK S. LANCASTER                                April 27, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person(1)                          Date
        Attorney-in-Fact

  ** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               POWER OF ATTORNEY

      Know all men by these presents that Forest J. Farmer, Sr. does hereby make, constitute and appoint Patrick S. Lancaster and Mike Simonte as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, and each such attorney-in-fact may act independently, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and in any other corporate or partnership capacity the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of Forest J. Farmer, Sr. in the common stock of American Axle & Manufacturing Holdings, Inc. (including any amendments or supplements to any reports or schedules previously filed by such person) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation Schedules 13D and statements on Form 3, Form 4 and Form 5.



                                      FOREST J. FARMER
                               Name:  Forest J. Farmer, Sr.


Dated as of April 21, 1999

STATE OF:  MICHIGAN
COUNTY OF:  WAYNE

      On 4/21/99, before me, the undersigned, a Notary Public of said State, duly commissioned and sworn, personally appeared Forest J. Farmer, Sr., proved to me on the basis of satisfactory evidence to be the person who executed the within instrument in his individual capacity.

      In witness whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.



                                                      JANICE A. WASHO
                               Notary Public            JANICE A. WASHO
                                                NOTARY PUBLIC, MACOMB COUNTY, MI
                                                MY COMMISSION EXPIRES 01-16-2003